Exhibit 10.7

Equity Award Grant Policy

Approved:	January 10, 2007
Amended:	April 30, 2009
Amended:	July 30, 2009
Amended:	February 25, 2013
Amended:	July 24, 2014
Amended:	October 7, 2014
Amended:	July 25, 2017

I.	General Scope

This Equity Award Grant Policy (this “Policy”) sets forth the process followed by Monotype Imaging Holdings Inc. (the “Company”) when granting shares of restricted stock, restricted stock units, stock options or other equity-based awards (collectively, “Equity Awards”) to an officer or employee of the Company or any of its direct or indirect subsidiaries (each, an “Employee”) pursuant to the Monotype Imaging Holdings Inc. Third Amended and Restated 2007 Stock Option and Incentive Plan (the “2007 Plan”), or any other equity compensation plan of the Company that the Board of Directors or the Management Development and Compensation Committee (the “Compensation Committee”) determines to be subject to this Policy (collectively, with the 2007 Plan, the “Plans”). This Policy does not apply to Equity Awards granted to non-employee directors or other eligible persons under the Plans who are not Employees. Additionally, notwithstanding the foregoing, in recognition of the special considerations that may apply to certain types of performance-based Equity Awards, this Policy does not apply automatically to grants of Equity Awards that are made or earned upon the achievement of previously determined performance-based parameters under the Plans.

II.	Grant Date of Equity Awards

While the Plans may permit the granting of Equity Awards at any time, the Company generally grants Equity Awards on a regularly scheduled basis. Doing so enhances the effectiveness of the Company’s internal control over its Equity Award grant process and alleviates some of the burdens related to accounting for Equity Awards in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). If extraordinary circumstances arise such that the Compensation Committee determines it is advisable to grant an Equity Award at a time other than as set forth herein, the Compensation Committee may consider and approve any such grant.

Initial and Promotion Grants

Grants of Equity Awards made in conjunction with the hiring of an Employee or the promotion of an existing Employee are made on the fifteenth day of the month in which such Employee was hired or promoted, unless the fifteenth is not a day on which the

NASDAQ Global Select Market (or such other market on which the Company’s common stock is then principally listed) is open for trading in which case such grant shall be made on the next trading day (each, a “Monthly Approval Date”). These initial and promotion grants shall be made effective (each, a “Grant Date”) as follows:

•	With respect to an Employee whose employment began or whose promotion occurred prior to or on the Monthly Approval Date, on such Monthly Approval Date; and

•	With respect to an Employee whose employment begins or whose promotion occurs on a date after the Monthly Approval Date, on the next Monthly Approval Date.

Annual Grants

Grants of Equity Awards to Employees (other than in connection with a promotion) will be made, if at all, on an annual basis. It is the intention of the Compensation Committee to consider and approve any such annual grants at a meeting to be held as soon as all necessary information is available to the Compensation Committee (the “Annual Approval Date”). Annual grants, if any, shall be made effective (again, a “Grant Date”) on the later of:

•	The third business day following the filing of the Company’s Form 10-K, unless such day is not a day on which the NASDAQ Global Select Market (or such other market on which the Company’s common stock is then principally listed) is open for trading, in which case it shall be the next such trading day, or

•	The third business day following the Annual Approval Date, unless such day is not a day on which the NASDAQ Global Select Market (or such other market on which the Company’s common stock is then principally listed) is open for trading, in which case it shall be the next such trading day.

III.	Approval of Equity Awards

Compensation Committee Approval

Other than as set forth in the CEO Guidelines described herein, all Equity Awards must be approved in advance by the Compensation Committee. All Equity Awards approved by the Compensation Committee shall be discussed and voted upon at an in-person or telephonic meeting of the Compensation Committee. The minutes of such meetings at which Equity Awards are approved will list the name of each Employee receiving an Equity Award, the type and amount of Equity Awards such Employee shall be granted, the scheduled Grant Date in accordance with this Policy, the vesting schedule for such Equity Awards and any non-standard material terms of such Equity Awards, if any. If grants of restricted stock or restricted stock units are approved, the value of such grants may be denominated in United States dollars or as a specific number of shares. If grants of stock options are approved, the grants shall be expressed as the number of shares underlying such stock option or as the fair market value of the award calculated under

ASC 718. If extraordinary circumstances arise necessitating such action, (1) the chairperson of the Compensation Committee (or any other member of the Compensation Committee determined by the Compensation Committee) may approve an Equity Award provided that all information regarding such Equity Award has been distributed to the members of the Compensation Committee in advance of such approval and such approval is then communicated to the members of the Compensation Committee, or (2) the Compensation Committee may approve an Equity Award by unanimous consent in writing or by electronic transmission, rather than as part of a meeting (and any such consent in writing or by electronic transmission will be effective as of the latest date it is signed or transmitted by all members of the Compensation Committee, respectively, and, accordingly, the Grant Date shall not be prior to such latest date).

CEO Guidelines

The Company’s Chief Executive Officer (the “CEO”) has been delegated the authority by the Compensation Committee to approve Equity Awards, whether annual awards or in connection with the hiring or promotion of any Employee, to Employees who:

•	are below the level of Senior Vice President; and

•	are not related persons as defined in the Company’s Related Person Transaction Approval Policy.

Equity Awards approved by the CEO in any calendar year shall not, (1) for any individual Employee, exceed such Employee’s annual base salary, or (2) in the aggregate, exceed the equity budget approved by the Compensation Committee. The CEO’s authority to approve Equity Awards shall otherwise be subject to this Policy.

The CEO shall report any Equity Award made pursuant to the authority set forth in this Policy to the Compensation Committee at its next regularly scheduled meeting.

IV.	Equity Award Pricing and Calculation

All Equity Awards shall be priced and calculated on the Grant Date in the manner described below.

Grants of Restricted Stock

The number of shares of restricted stock that are issued will be calculated by dividing the dollar value of the approved award by the closing market price on the NASDAQ Global Select Market (or such other market on which the Company’s common stock is then principally listed) of a share of the Company’s common stock on the Grant Date, unless a specific number of shares to be awarded has been approved.

Grants of Restricted Stock Units

The number of restricted stock units that are issued will be calculated by dividing the dollar value of the approved award by the closing market price on the NASDAQ Global Select Market (or other such market on which the Company’s common stock is then principally listed) of a share of the Company’s common stock on the Grant Date, unless a specific number of restricted stock units to be awarded has been approved.

Stock Option Grants

The exercise price of all stock options will be equal to (or, if specified in the approval of the stock option award, greater than) the closing market price on the NASDAQ Global Select Market (or such other market on which the Company’s common stock is then principally listed) of a share of the Company’s common stock on the Grant Date. If the amount of the award is to be determined by reference to a fair value calculated under ASC 718, then the number of shares to be subject to such stock option shall be determined based on such fair value, the exercise price determined in accordance with the preceding sentence and the approved valuation assumptions, subject to any other limits on the number of shares that may be subject to such stock option.

V.	Communication of Equity Awards to Employees

With respect to all Equity Awards, the Company will provide a notice to each Equity Award grantee promptly after the approval of such Equity Award. Such communication shall be made in one of the following manners: (i) by email; (ii) in writing; or (iii) through posting in the Employee’s online E*TRADE brokerage account. The Company will maintain appropriate records of the key terms of such Equity Award either electronically or via another method of the Company’s choice, at the Company’s principal office, at the offices of the Company’s subsidiaries or through a vendor of the Company’s choice.

VI.	Miscellaneous

The Board of Directors or Compensation Committee has the power and authority to interpret the terms of this Policy and such interpretations will be binding on all persons. This Policy may be modified or amended at any time by the Board of Directors or the Compensation Committee.

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